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                                                                    Exhibit 11

                     EXHIBIT 11 - CORUS BANKSHARES, INC.
                     COMPUTATION OF NET INCOME PER SHARE

                                                           Three Months Ended
                                                                March 31
(thousands, except per share amounts)                      1998           1997
                                                          -------       -------
Denominator for basic earnings per share - average
common shares outstanding                                  14,595        14,820
Dilutive common stock options                                 225           180
                                                          -------       -------
Denominator for diluted earnings per share                 14,820        15,000
                                                          =======       =======
Numerator: Net income attributable to common shares       $ 9,902       $ 9,303
                                                          =======       =======
Net income per share:
Basic                                                     $  0.68       $  0.63
Diluted                                                      0.67          0.62



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